                                 Exhibit (h)(57)

      Trust Fund/SERV Agreement and Supplement to Trust Fund/SERV Agreement dated as of November 22, 2002 between MFS Heritage Trust Company, MFS Retirement
  Services, Inc., One Group Dealer Services, Inc. and One Group Mutual Funds.

                                                                         1/14/97

                            Trust Fund/SERV Agreement

AGREEMENT entered into by and between "Fund Agent" with its principal place of business in Columbus, Ohio and "Trust Entity" with its principal place of business in Manchester, New Hampshire.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

Funds shall mean, as applicable, (i) the Fund Agent, or (ii) the open-end investment companies for which the Fund Agent serves as investment adviser, administrator, principal underwriter, distributor and/or transfer agent.

Client-shareholders shall mean those clients of the Trust Entity who have entered into agreement with the Trust Entity and who maintain an interest in an account with the Funds registered in the name of the Trust Entity.

Trust Entity shall mean a Trust Company or Trust Department of a Commercial Bank which acts in a fiduciary capacity on behalf of the Client-shareholders.

Fund Agent is (i) an investment advisor to or administrator for the Funds, (ii) the principal underwriter or distributor for the Funds, or (iii) the transfer agent for the Funds.

WHEREAS, the Trust Entity, possesses the authority to act on behalf of its client-shareholders of the Funds ("Client-shareholders");

WHEREAS, the Trust Entity and either the Funds or the Funds' principal underwriter or other agent ("Underwriter") are members of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's Fund/SERV system;

WHEREAS, Fund/SERV permits the transmission of Shareholder trade and registration data between the Trust Entity and the Funds;

WHEREAS, the Fund Agent and the Trust Entity desire to participate in Fund/SERV with each other;

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either the Fund Agent or Trust Entity for purposes of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Trust Entity hereby agree as follows:

                        I. OBLIGATIONS OF THE FUND AGENT

1. Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Funds determine their per share net asset values ("Business Day"), the Fund Agent shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Trust Entity electronically through Fund/SERV ("Instructions") without supporting documentation from the Client-shareholder in accordance with the terms and conditions set forth in the Statement of Operating Procedures attached hereto as Appendix 1. On each Business Day, the Fund Agent shall accept for processing any Instructions from the Trust Entity and shall process such Instructions in a timely manner.

2. Performance of Duties. The Fund Agent shall perform any and all duties, functions, procedures and responsibilities assigned to it under this agreement and as otherwise established by the NSCC. The Fund Agent shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Fund Agent shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then current prospectuses and statements of additional information of the Funds; and (c) any provision relating to Fund/SERV in any agreement between the Fund Agent and the Underwriter that would affect the Fund Agent's duties and obligations pursuant to this Agreement.

3. Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Fund Agent to the Trust Entity through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. The Fund Agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Fund Agent.

4. Notice of Prospectus and Statement of Additional Information Revisions. The Funds shall provide the Trust Entity with reasonable notice of any material revisions to the Funds' prospectuses and statements of additional information as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

                       II. OBLIGATIONS OF THE TRUST ENTITY

1. Transactions Subject to Fund/SERV. Trust Entity certifies that all Instructions delivered to Fund Agent on any Business Day shall have been received by the Trust Entity from the Client-shareholder by the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Fund Agent on the next Business Day. Trust Entity further certifies that all such Instructions received by it from a Client-shareholder by the Close of Trading on any Business Day will be delivered to Fund Agent on such Business Day.

2. Performance of Duties. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this agreement and as otherwise established by the NSCC. The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust Entity shall conduct each of the forgoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and; (b) the then current prospectuses and statements of additional information of the Funds.

3. Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade, registration, and if applicable, broker/dealer information provided by the Trust Entity to the Fund Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All instructions by the Trust Entity regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the client-shareholder. The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust Entity.

4. Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund Agent, the Trust Entity shall provide the Funds and the Fund Agent with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Trust Entity hereby certifies is and shall remain true and correct. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

5. As-Of Transactions. Processing errors which result from any delay or error caused by the Trust Entity may be adjusted through Fund/SERV by the Trust Entity by the necessary transactions on an as-of basis and the cost to the Fund or Fund Agent of such transactions shall be borne by the Trust Entity; provided however, prior authorization must be obtained from the Fund Agent if the transaction is back dated more than five days or to a previous calendar year.

6. Trade Confirmation. Any information provided by the Fund Agent to the Trust Entity electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund Agent has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media. The Trust Entity will promptly verify accuracy of confirmations of transactions and records received by the Fund Agent through Fund/SERV.

7. Shareholder Reports and Other Documents; Solicitation of Proxies. The Trust Entity shall timely deliver to each Client-shareholder all reports and other documents provided to it by the Funds or the Fund Agent as is required by applicable securities law and the Trust Entity Agreement with the Client-shareholder, provided that the Trust Entity has timely received copies of such reports and/or documents. Subject to receipt by the Fund or the Fund Agent of such supporting documentation as it may reasonably request, the Fund Agent shall reimburse the Trust Entity for all reasonable out-of-pocket expenses incurred by the Trust Entity in mailing all such reports and/or documents. The Fund or the Fund Agent, and the Trust Entity shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds according to the Trust Entity's fiduciary responsibility as written in the trust agreement or as required by state law or Federal Regulation.

                              III. INDEMNIFICATION

1. Fund Agent. The Fund Agent shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity's divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Trust Entity Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Agent) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Funds or its Agents relating to Fund/SERV provided the Trust Entity has not acted negligently; (b) any breach of the Fund's representations or warranties contained in this Agreement; or (c) the Fund Agent's failure to comply with any of the terms of this Agreement.

2. Trust Entity. The Trust entity shall indemnify and hold harmless the Funds, the Funds' custodian, the Funds' underwriter, the Funds' investment advisor, the Fund Agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Fund Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Trust Entity, the Trust's correspondents, or their agents relating to Fund/SERV provided the Fund Agent has not acted negligently; (b) any breach of the Trust's representations or warranties in this Agreement; (c) the failure of the Trust Entity or the Trust's correspondents to comply with any of the terms of this Agreement; or (d) the Fund Agent's acceptance of any transaction or account maintenance information from the Trust Entity through Fund/SERV including any fraudulent or unauthorized transaction by either the Trust Entity or the Client-shareholder.

3. Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party ("Indemnified Party") may make a claim against any other Party hereto ("Indemnifying Party") pursuant to this Section III, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding , investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified

Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                                IV. MISCELLANEOUS

1. Overpayments to the Trust Entity. In the event any overpayment is made to the Trust Entity by the Fund Agent, the Trust Entity shall promptly repay such overpayment to the Fund Agent after the Trust Entity receives notice of such overpayment.

2. Overpayments to the Fund Agent. In the event any overpayment is made to the Fund Agent by the Trust Entity, the Fund Agent shall promptly repay such overpayment to the Trust Entity after the Fund Agent receives notice of such overpayment.

3. Termination. This agreement shall continue in effect until terminated. The Fund Agent or Trust Entity may terminate this agreement at any time by written notice to the other 30 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. Termination also will not affect the indemnities given under this Agreement. This Agreement may be amended at any time by mutual agreement of both parties.

4. Conflicting Agreements. Except with respect to the provisions of this Agreement contained in Paragraph 6 of this Section IV, any provision of this agreement and the Statement of Operating Procedures, or other understanding between the Fund Agent and the Trust Entity relating to Fund/SERV that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party's compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

5. Assignment. Neither the Fund Agent nor the Trust Entity may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement.

6. Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

7. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

8. Notice. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as the Fund Agent or the Trust Entity may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Trust Entity:     MFS Heritage Trust Company
                  c/o MFS Investment Management
                  Attn:    Robert T. Burns, Esq.
                  500 Boylston Street
                  Boston, MA 02116

Fund Agent:   One Group Dealer Services, Inc.
              Attn:  President
              1111 Polaris Parkway
              Columbus, OH 43240

9. Waiver. The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

10. No Agency or Sale of Securities. Neither party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other. The services contemplated by this Agreement do not constitute the sale of securities between the parties.

11. Insurance by Trust Entity. At all times Trust Entity shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Trust Entity's employees.

12. Insurance by Fund. At all times the Fund shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the Fund's employees.

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the 22/nd/ day of November, 2002.

ATTEST:

                                              [Fund Agent]

/s/ Michael V. Wible                          /s/ Mark A. Beeson
----------------------------                  ----------------------------------
By: Michael V. Wible                          By:    Mark A. Beeson
Title: Secretary                              Title:  President

                                              One Group Mutual Funds

/s/ Nancy E. Fields                           /s/  Robert L. Young
----------------------------                  ----------------------------------
By:  Nancy E.  Fields                         By:    Robert L. Young
Title: Assistant Secretary                    Title:  Vice President & Treasurer


                                                    [Trust Entity]
                                              MFS Heritage Trust Company

/s/ Robert T. Burns                           /s/ Stephen E. Cavan
----------------------------                  ----------------------------------
By:    Robert T. Burns                        By:    Stephen E. Cavan
Title: Clerk                                  Title: President

                     SUPPLEMENT TO TRUST FUND/SERV AGREEMENT

                                 BY AND BETWEEN

                        ONE GROUP DEALER SERVICES, INC.,

                             ONE GROUP MUTUAL FUNDS

                                       AND

                           MFS HERITAGE TRUST COMPANY

     Reference is made to the Trust Fund/Serv Agreement entered into as of November 22, 2002 (the "Agreement") by and between MFS Heritage Trust Company (the "Trust Entity"), One Group Mutual Funds (the `Funds"), and One Group Dealer Services, Inc, (the "Fund Agent").

     In consideration of the mutual covenants herein contained, which consideration is full and complete, the Trust Entity and the Fund Agent hereby agree to supplement and amend the Agreement, as follows:

1. Joinder of Additional Party. The parties to the Agreement agree to the joinder of MFS Retirement Services, Inc. ("RSI"), an affiliate of the Trust Entity, as a party to the Agreement, as supplemented and amended. RSI shall be entitled to all of the rights and benefits, and subject to all of the obligations, of the Agreement, as modified by this Supplement. The respective obligations of RSI and the Trust Entity shall be several and not joint.

2. Definition of Client-shareholders. The definition of "Client-shareholders" appearing in the fourth paragraph on page 1 of the Agreement is amended to read as follows:

   "Client-shareholders shall mean defined contribution plans and other qualified and non-qualified retirement plans which have entered into an agreement with the Trust Entity, or an affiliate of the Trust Entity, with respect to the provision of trustee or administrative services, and which maintain an interest in an account with the Funds, which such account may be registered in the name of the Trust Entity."

3. Definition of Trust Entity. The definition of "Trust Entity" appearing in the fifth paragraph on page 1 of the Agreement is amended to read as follows:

   "Trust Entity shall mean a trust company which provides Client-shareholders with either limited purpose, directed trustee services pursuant to a trust agreement or administrative services pursuant to an administrative services agreement with either the Trust Entity or an affiliate."

4. NSCC DCC&S Service. The tenth paragraph on page 1 of the Agreement is amended to read as follows:

   "WHEREAS, NSCC offers the Defined Contribution Clearing and Settlement service (the "DCC&S") (which currently utilizes the capabilities of NSCC's Fund/SERV, Mutual Fund Profile and Networking services) and the Fund Agent and the Trust Entity desire to participate in Fund/SERV with each other by means of the DCC&S;"

5. RSI Administrative Services. The following two new paragraphs are inserted immediately after the tenth paragraph on page 1 of the Agreement as follows:

   "WHEREAS, MFS Retirement Services, Inc. ("RSI"), an affiliate of the Trust Entity, provides administrative services to Client-shareholders pursuant to separate administrative services agreements between RSI and each such Client-shareholder;

   WHEREAS, RSI may receive instructions for the purchase and/or redemption of Fund shares from Client-shareholders and convey such instructions to the Trust Entity;"

6.   Fund Information; Adjustments. A new Paragraph 5 is added at the end of
Section I of the Agreement as follows:

   "5. Fund Information; Adjustments. The Fund Agent agrees to furnish to the Trust Entity (for further access by RSI), for each Fund through the Mutual Fund Profile Service: (1) net asset value information as of the close of trading (currently 4:00 P.M. Eastern Time, the "Close of Trading") on each business day that the New York Stock Exchange is open for business (each a "Business Day") or at such other time as the net asset value of a Fund is calculated, as disclosed in the applicable then-current prospectus (the "NAV Data"), and (2) dividend and capital gains information and, as applicable, the daily accrual or distribution rate factor for each Fund as it becomes available (collectively, the "Distribution Data"). The Fund Agent shall provide the NAV Data and the Distribution Data to the Trust Entity via the NSCC Mutual Fund Profile Service system and the NSCC Networking Files, respectively, and subject to, and in accordance with, all applicable laws, rules and regulations, including NSCC rules and procedures.

   "The Fund Agent represents, warrants and covenants that all NAV Data, Distribution Data and other information from time to time furnished by, or on behalf of, the Fund Agent to the Trust Entity will be true, accurate, complete and current in all respects, and will be updated in accordance with industry practice and as agreed to between Fund Agent and Trust Entity.

   "In the event an adjustment is made to the computation of the net asset value of any Fund's shares as reported under the immediately preceding paragraph, the Fund Agent shall notify the Trust Entity and RSI as soon as possible after discovering the need for any such adjustment. Notification may be made by facsimile or by electronic transmission, and will include, for each day on which an adjustment has occurred, the incorrect Fund net asset value, the correct net asset value and the reason for the adjustment. The Fund Agent agrees that the Trust Entity and RSI may send this notification or a derivation thereof to Client-shareholders whose accounts may be affected by the adjustment. If a Client-shareholder receives an amount less than the amount to which it otherwise would have been entitled prior to a net asset value adjustment, the Fund Agent agrees to reimburse each such Client-shareholder account in accordance with the Fund's error correction policy. The Fund Agent shall reimburse the Trust Entity promptly for its reasonable and customary out-of-pocket expenses incurred in making adjustments as a result of pricing errors. If a Client-shareholder account receives an amount greater than the amount which it otherwise would have been entitled prior to a net asset value adjustment, the Trust Entity and the Fund Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. In no event, however, shall either the Trust Entity or RSI be liable to the Fund Agent or the Funds for any such amounts."

7. Processing of Instructions. The last sentence in Paragraph 1 of Section II of the Agreement is deleted and replaced with the following three new sentences:

   "With respect to processing of Instructions received by the Close of Trading on a Business Day, the Trust Entity shall transmit such Instructions to the Fund Agent through Fund/SERV and DCC&S by 9:30 a.m. Eastern Time on the next Business Day. The Fund Agent hereby appoints the Trust Entity as limited purpose agent with respect to orders for the purchase and redemption of shares of the Funds held by the Client-shareholders, and the Trust Entity accepts such appointment, on the terms set forth herein. The Trust Entity may utilize the services of one or more of its affiliates, including without limitation RSI, MFS Fund Distributors, Inc. and MFS Service Center, Inc., in performing its obligations hereunder."

8. Indemnification by Fund Agent. Paragraph 1 of Section III of the Agreement is amended to read in its entirety as follows:

   "Fund Agent. The Fund Agent shall indemnify and hold harmless the Trust Entity, RSI, and each of the Trust Entity's and RSI's divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing

(collectively, "Indemnified Trust Entity Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Agent) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Funds or its agents relating to Fund/SERV provided the Trust Entity has not acted negligently; (b) any breach of the Fund's representations or warranties contained in this Agreement; or (c) the Fund Agent's failure to comply with any of the terms of this Agreement."

9. Indemnification by RSI. A new Paragraph 2.1 is hereby added to Section III of the Agreement, as follows:

   "RSI. RSI shall indemnify and hold harmless the Funds, the Funds' custodian, the Funds' underwriter, the Funds' investment advisor, the Fund Agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Fund Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by RSI or its agents in connection with the administrative services to be performed by RSI hereunder, provided the Fund Agent has not acted negligently; (b) any breach of RSI's representations or warranties in this Agreement; or (c) the failure of RSI to comply with any of the terms of this Agreement."

10. No Agency. The first sentence in Paragraph 10 of Section IV of the Agreement is amended to read as follows:

   "Except as provided in Section II of this Agreement, no party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other."

11. Administrative Services Performed by RSI. (a) RSI (either itself or through its affiliates) shall provide the following services to the Fund Agent on behalf of the Funds:

     (i) Provide adequate facilities and procedures to: (A) establish and maintain Fund investments on behalf of Client-shareholders within a consolidated account(s) on a transaction processing and record keeping system, and (B) access by Client-shareholders' and their participants' ("Participants") to current Fund information, including without limitation, share balances, dividend information and transaction history.

     (ii) Receive instructions from Participants, or Client-shareholders on behalf of Participants, for the purchase, sale, exchange or redemption of Fund shares ("Instructions") and communicate orders that correspond to the Instructions ("Orders"), as directed, to the Fund Agent, the Fund or its transfer agent (the "Receiving Party"), for the purpose of enabling the Receiving Party to input and execute the Orders on the books of the Fund, in accordance with the provisions set forth in the Agreement, as modified by this Supplement.

     (iii) Maintain records for each Participant reflecting Instructions and outstanding balances of Fund shares beneficially owned by the Participant.

     (iv) Prepare and transmit to Participants periodic consolidated account statements.

     (v) Respond to Participant inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

     (vi) Provide other services relating to Participants' beneficial holdings and transactions in the Funds as the parties from time to time shall mutually agree.

     (vii) Provide periodic Fund performance information to Client-shareholders and Participants.

(b) In connection with the provision by RSI of the foregoing services, the Fund Agent agrees to furnish the Trust Entity (for further access by RSI) with the following information and materials, immediately after they become available or are updated: (i) year-to-date, one-year, three-year, five-year and ten-year performance information for each Fund, including yields calculated in accordance with Securities and Exchange Commission requirements for fixed income funds;
(ii) information concerning portfolio composition, top holdings and (for fixed income funds) bond ratings; (iii) prospectuses, statements of additional information ("SAIs"), prospectus and SAI supplements ("Supplements"), annual and semi-annual reports (collectively, "Reports"), sales literature and other relevant information and materials. It is acknowledged and agreed that all materials specified in Subsection (iii) shall be provided in reasonable quantities at no cost to Trust Entity. It is also acknowledged that the Trust Entity may provide Client-shareholders and their participants with periodic Fund performance information and Fund fact sheets that have been obtained or derived from third party services such as Lipper, CDA/Weisenberger or Morningstar.

(c) The Fund Agent hereby authorizes the Trust Entity, the Trust Entity's affiliates (including RSI) and each of their respective officers, employees, agents and representatives to provide representatives of Client-shareholders and Participants, as well as prospective Client-shareholders and their representatives and agents, with net asset value information, dividend and capital gains information, performance information, Client-shareholder account information, and information concerning each Fund as set forth in the prospectuses, SAIs, Supplements, Reports, sales literature and other materials or information from time to time furnished by, or on behalf of, the Fund Agent, and to accept requests from Client-shareholders and Participants (for processing by the Trust Entity and its affiliates) for: (i) additional Client-shareholder account statements; and (ii) exchanges among the Funds and between the Funds.

(d) In consideration of RSI's performance of the administrative services set forth in the Agreement, as modified by this Supplement, and in recognition of the substantial costs to be borne by the Trust Entity and RSI in providing administrative functions on behalf of the qualified Client-shareholders with respect to their investments in the Funds, the Funds agree to pay the Trust Entity a Recordkeeping Fee of $12 per annum per participant account established in each Fund. Such Recordkeeping Fee shall be assessed at a rate of $3.00 for each participant account that is open on the last day of each calendar quarter and shall be payable quarterly.

   (1) The parties agree that the Recordkeeping Fees are for administrative services only and do not constitute payment in any manner for investment advisory, transfer agency or distribution services.

   (2) The Trust Entity shall calculate the Recordkeeping Fees at the end of the quarter and shall send an invoice therefor to the Fund. Each invoice shall be accompanied by a statement setting forth the calculation of such Recordkeeping Fees. The Fund shall make payment to the Trust Entity within 30 days after such invoice is sent to it by the Trust Entity.

   (3) Except as otherwise provided in this Agreement, the Trust Entity, RSI, the Fund and the Fund Agent shall bear all expenses incidental to the performance of their respective obligations under this Agreement.

12. Use Of Names. (a) The Fund Agent hereby authorizes the Trust Entity and RSI to use the names and other identifying marks of the Fund Agent and each Fund in connection with providing services under this Agreement. The Fund Agent or any Fund may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon the Fund Agent's or the Fund's reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of the Fund Agent or such Fund; or (ii) if the Fund Agent or the Fund reasonably determines that materials using such names or identifying marks are inaccurate or misleading. In addition, such authorization shall terminate automatically if the Trust Entity and RSI are no longer providing services to the Fund Agent as described in the Agreement, as modified by this Supplement, and upon termination of the Agreement.

(b) Except as otherwise expressly provided for in the Agreement, as modified by this Supplement, neither the Fund Agent nor any Fund shall use any trademark, trade name, service mark or logo of the Trust Entity, or its affiliates, without the Trust Entity's prior written consent.

(c) The Trust Entity or RSI shall provide the Fund Agent with copies of all advertising, sales literature or other marketing materials that refer to the Fund Agent or any Fund by name or that sue any trademark, trade name, service mark or logo of the Fund or Fund Agent for review and approval before such material is used. (The parties agree that Trust Entity shall provide Fund Agent with templates of all Fund performance information and Fund fact sheets obtained or derived from third party services, the content of which shall be updated quarterly without further review or approval.) The Fund Agent shall provide the Trust Entity or RSI with comments, if any, no later than seven business days after receipt of such materials.

13. Additional Representations, Warranties and Covenants. Each party represents and warrants that: (i) it is free to enter into the Agreement and this Supplement, and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity; (ii) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform the Agreement and this Supplement; and (iii) at all times it shall comply with all applicable federal and state laws, rules and regulations, as well as applicable NSCC rules and procedures and NASDR rules and regulations, in connection with its performance of its obligations under, or in connection with, the Agreement and this Supplement.

14. Maintenance/Access to Records. The Trust Entity, RSI and the Fund Agent agree that each will maintain and preserve all records as required by law to be maintained and preserved in connection with the Agreement and this Supplement, and will otherwise comply with all laws, rules and regulations. Upon the reasonable written request of the Fund Agent, the Trust Entity shall provide copies of all the historical records relating to transactions involving the Funds and the Client-shareholders, in each case as may reasonably be requested to enable the Fund Agent to monitor and review the services provided under the Agreement and this Supplement.

15. The names "One Group Mutual Funds" and "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees,

Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

Except as expressly amended and supplemented hereby, the Agreement shall continue in full force and effect and unamended.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Supplement to the Agreement to be executed as of the 22nd day of November 2002 by their respective officers hereunto duly authorized.

MFS HERITAGE TRUST COMPANY

By:  /s/ Stephen E. Cavan
    ----------------------------------------
     Stephen E. Cavan
     President

MFS RETIREMENT SERVICES, INC.

By: /s/ Carol W. Geremia
    ----------------------------------------
     Carol W. Geremia
     President

/s/ Mark A. Beeson
--------------------------------------------
ONE GROUP DEALER SERVICES, INC.

By:  Mark A. Beeson
    ----------------------------------------

Title:  President & CEO
       -------------------------------------

/s/  Robert L. Young
--------------------------------------------
ONE GROUP MUTUAL FUNDS

By: Robert L. Young
    ----------------------------------------
Title:   Vice President & Treasurer
       -------------------------------------

APPENDIX 1

                                  STATEMENT OF
                              OPERATING PROCEDURES

A. The Fund Agent agrees that the sale of all Fund shares to Client-shareholders under the Agreement and this Supplement shall be effected at the Fund's applicable net asset value price per share, without the imposition of a front-end or contingent deferred sales charge, in accordance with the provisions of such Fund's then-effective prospectus.

B. The parties agree that all dividends earned on a Client-shareholder Fund account shall be reinvested in additional shares, unless the Fund Agent is otherwise instructed by the Trust Entity.

C. The Fund Agent will provide the Trust Entity with a list of names, titles and telephone and facsimile numbers of the personnel designated and authorized to communicate with the Trust Entity regarding Orders and related matters.

D. The Fund Agent will not make any changes to the CUSIP number of any Fund without giving the Trust Entity reasonable prior notice of such change.

E. The Fund Agent acknowledges it can accept DCC&S trades submitted in any of the following categories, (1) commissionable purchases, (2) non-commissionable purchases, and (3) redemptions.